Exhibit 10.17

Marten Transport, Ltd.

2005 Non-employee Director Compensation Summary

The Board of Directors of Marten Transport, Ltd. approved the following fee schedule for non-employee directors for fiscal year 2005:

Annual Retainer	$15,000
Audit Committee chair	$20,000
Compensation Committee chair	$5,000
Nominating/Corporate Governance Committee chair	$2,500

The company generally pays non-employee directors a fee of $500 for each Board or committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.